EX-99B(d)(1)(ii)

AS OF FEBRUARY 8, 2006

SCHEDULE A

FEE AND EXPENSE AGREEMENT

WELLS FARGO VARIABLE TRUST

(CAPPED OPERATING EXPENSE RATIOS)

NAME OF FUND[1]	CAPPED OPERATING EXPENSE RATIO	EXPIRATION/ RENEWAL DATE
VT Asset Allocation	1.00%	April 30, 2006
VT C&B Large Cap Value	1.00%	April 30, 2006
VT Discovery	1.15%	April 30, 2007
VT Equity Income	1.00%	April 30, 2006
VT International Core	1.00%	April 30, 2006
VT Large Company Core	1.00%	April 30, 2006
VT Large Company Growth	1.00%	April 30, 2006
VT Money Market	0.75%	April 30, 2006
VT Small/Mid Cap Value	1.14%	April 30, 2007
VT Opportunity	1.07%	April 30, 2007
VT Small Cap Growth	1.20%	April 30, 2006
VT Total Return Bond	0.90%	April 30, 2006

Most recent annual approval by the Board of Trustees: April 4, 2005

Schedule A amended: February 8, 2006

[1]	On February 8, 2006, the Board of Trustees approved name changes to the Wells Fargo Variable Trust Funds, which will become effective May 2006.

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The foregoing schedule of capped operating expense ratios is agreed to as of February 8, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO VARIABLE TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Stacie DeAngelo
Stacie D. DeAngelo Senior Vice President

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